EXHIBIT 4.1
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                       CERTIFICATE OF THE POWERS, DESIGNATIONS,
                       PREFERENCES AND RELATIVE, PARTICIPATING,
                         OPTIONAL, AND OTHER RIGHTS AND THE
                 QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF THE

                               SERIES A PREFERRED STOCK

                                          OF

                              ADVANCED NMR SYSTEMS, INC.

                                         ___

                           (Pursuant to Section 151(g) of
                        the Delaware General Corporation Law)
                                         ___

               1. The name of the corporation is Advanced NMR Systems, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware.

               2. The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of One Million (1,000,000) shares of Preferred Stock, $.01 par value per share, and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares in one or more series and by resolution or resolutions to establish such voting powers, full or limited, or no voting powers and such designations, preferences, and relative, participating, optional or other special rights and qualifications, or restrictions hereof, as shall be stated and expressed in such resolution or resolutions.

               3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, at a meeting thereof duly called and held on May 30, 1996, has adopted the following resolutions creating a Series A issue of Preferred
          Stock:

                    "RESOLVED, that Three Thousand Five Hundred (3,500) of
               the One Million (1,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series A Preferred Stock (the "Series A Preferred Stock") and shall possess the rights and privileges set forth below:

                    A.   General.  All shares of Series A Preferred
                         -------
          Stock shall be identical with each other in all respects. All of the shares of Series A Preferred Stock shall be of such rank as to any other outstanding series of Preferred Stock, if any, of the Corporation as to dividends and as to distributions upon liquidation, dissolution or winding up, as shall be provided in the resolutions of the Board of Directors of the Corporation creating such other series, subject in each case to the conditions contained herein, provided, however, that while any shares of Series A Preferred Stock are outstanding the Corporation shall not create any other series of Preferred Stock with a liquidation preference senior to the liquidation preference on the Series A Preferred Stock.

                    B.   Dividends. (i) The holder of each issued and
                         ---------
          outstanding share of Series A Preferred Stock shall be entitled to receive dividends at a rate of $40.00 per share per annum, when and as declared by the Board of Directors of the Corporation. No dividends shall be declared or paid with respect to the Corporation's Common Stock (other than a dividend payable solely in Common Stock of the Corporation), or upon any other class of Preferred Stock of the Corporation which may then be outstanding with a dividend preference subordinate to the dividend preference of the Series A Preferred Stock, unless a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis in accordance with Part D below) is first declared and paid with respect to the Series A Preferred Stock. At the sole option of the Corporation, dividends on each share of Series A Preferred Stock shall be paid in either (a) cash, out of the assets at the time legally available for such purpose, or (b) shares of Common Stock in an amount determined by dividing (x) the amount of the dividend payable thereon by (y) the Conversion Price (as such term is defined in Part D hereof) in effect on the dividend declaration date.

                    (ii) No dividends shall be paid on the Series
               A Preferred Stock at such time as such payment would violate the laws of the State of Delaware.

                    C.   Liquidation Preference.  (i) In the event of
                         ----------------------
          any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series A Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of Series A Preferred Stock, an amount per share equal to one thousand dollars ($1,000) plus any declared, unpaid and accrued dividends. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall share ratably in any distribution in accordance with the amounts due such stockholders. After payment shall have been made to the holders of shares of Series A Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series A Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

                    (ii) A merger or consolidation of the Corporation
               with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its stockholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation within the meaning of this Part C.

                    D.   Conversion of Series A Preferred Stock.  The
                         --------------------------------------
               holders of Series A Preferred Stock shall have the following conversion rights:

                    (i)  Right to Convert.  Each share of Series A
                         ----------------
               Preferred Stock shall be convertible, on and after the Conversion Dates and at the Conversion Ratio set forth below, into fully paid and nonassessable shares of Common Stock.

                    (ii)  Mechanics of Conversion.  Subject to paragraph
                          -----------------------
               (iii) below, each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice to the Corporation by the execution and delivery to it of a notice of conversion for not less than $50,000 aggregate liquidation preference of Preferred Stock, or the balance of the holder's certificates for Series A Preferred Stock if less than $50,000 aggregate liquidation preference. The date on which a notice of conversion for the shares of Series A Preferred Stock to be converted is duly received by the Corporation by mail at its then principal executive offices or by facsimile to (201) 592-0393 (or such other facsimile number as the Corporation shall designate in writing to holder) shall be a "Notice Date". The Corporation shall use its reasonable best efforts to issue and deliver, within three (3) business days after it receives the certificate or certificates for the shares of Series A Preferred Stock to be converted, with proper endorsement if necessary, from the holder electing conversion, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled upon the conversion.

                    (iii)  Conversion Date.  The Series A Preferred
                           ---------------
          Stock shall become convertible into shares of Common Stock at any time commencing forty-five (45) days after the last day on which there is an original issuance of the Series A Preferred Stock (the "Conversion Date"), provided, however, that a holder may
                                   --------
          convert only fifty percent (50%) of the shares of Series A Preferred Stock held by it as of the Conversion Date, and the balance of such shares commencing fifteen (15) days after the Conversion Date.

                    (iv)  Conversion Ratio.  In addition to such
                          ----------------
          shares of Common Stock as may be issued upon the election of the Corporation pursuant to Part B hereinabove (dividends), each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:

                                     N  x  1,000
                                     -----------
                                   CONVERSION PRICE

               where:

                    N =       the number of shares of the Class A
                              Preferred Stock for which
                              conversion is being elected.

                    Conversion
                    Price =   the lesser of: (a) the product of
                                  ------
                              (i) the average closing bid price,
                              as reported on the Nasdaq system
                              (or on such national securities
                              exchange or automated trading
                              system on which the Common Stock is
                              then primarily traded), of the
                              Corporation's Common Stock for the
                              five (5) consecutive trading days
                              immediately preceding the Notice
                              Date and (ii) .75 (i.e. the
                              floating conversion price) or (b)
                                                         --
                              the product of (i) the average
                              closing bid price, as reported on
                              the Nasdaq system (or on such
                              national securities exchange or
                              automated trading system on which
                              the Common Stock is then primarily
                              traded), of the Corporation's
                              Common Stock for the five (5)
                              consecutive trading days
                              immediately preceding the closing
                              day for the original issuance of
                              the Series A Preferred Stock and
                              (ii) 1.25 (i.e. the fixed
                              conversion price).

                     (v)  Forced Conversion.  The Corporation, at its
                          -----------------
               sole discretion, may convert any or all shares of Series A Preferred Stock outstanding on May 31, 1998 into Common Stock on such date at the Conversion Ratio then in effect, and May 31, 1998 shall be deemed to be the Notice Date with respect to such conversion; provided, however, that if May 31, 1998 is not a day on which the Nasdaq system is open for trading, the deemed Notice Date shall be the next succeeding day on which the Nasdaq system is open for trading. If the conversion pursuant to paragraph is for less than all Series A Preferred Stock then outstanding, the Corporation may choose the shares to be converted either by lot or pro rata.

                    (vi)  Fractional Shares.  No fractional share
                          -----------------
               shall be issued upon the conversion of any shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, round up or down any fractional share to the nearest whole share of Common Stock.

                    (vii)  Adjustment to Conversion Price.
                           ------------------------------
                         (a) If, prior to the conversion of all shares of Series A Preferred Stock, the number of outstanding shares of Common Stock or the Series A Preferred Stock is increased by a stock split, stock dividend or other similar event, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Board of Directors of the Corporation shall make an equitable adjustment in the Conversion Ratio, if necessary, to reflect such event in order to preserve substantially the initial Conversion Ratio. The Corporation shall send to each holder of Series A Preferred Stock written notice of each change in the Conversion Ratio.

                         (b) If, prior to the conversion of all shares of Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series A Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series A Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place. In any case subject to this subsection (b) appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number or type of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection (b) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series A Preferred Stock may be entitled to purchase upon conversion.

                    (viii)  Reservation of Stock Issuable Upon
                            ----------------------------------
               Conversion.  The Corporation shall at all times reserve
               ----------
               and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    (ix)  Status of Converted Stock.  Upon the
                          -------------------------
               Corporation receiving a notice of conversion for any shares of Series A Preferred Stock pursuant to this Part D, the shares covered by such notice of conversion shall no longer be deemed outstanding and all rights with respect to such shares shall cease and be cancelled and such shares shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

                    E.  Voting.  The holders of the Series A Preferred
                        ------
               Stock shall have no voting power whatsoever, and no holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the stockholders thereof or be entitled to notification as to any meeting of the Board of Directors or the stockholders, except (i) as otherwise required by the General Corporation Law of the State of Delaware, or
               (ii) as to any repeal, amendment or modification to this Certificate of Designation, which repeal, amendment or modification shall require the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

                    F.  Redemption.  Neither the Corporation nor the
                        ----------
               holders of Series A Preferred Stock shall have any right to permit or compel, as the case may be, the redemption by the Corporation of the outstanding shares of Series A Preferred Stock.

                    FURTHER RESOLVED, that the statements contained in
               the foregoing resolutions creating and designating the Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware."

               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer and attested to by its secretary on the 30th day of May, 1996.

                                   ADVANCED NMR SYSTEMS, INC.



                                   By: /s/ Jack Nelson
                                      ----------------------------------
                                      Jack Nelson, Chairman of the Board


          Attest:

         /s/ Charles Moche
         --------------------------
         Charles Moche, Secretary